Exhibit 99.1

Investor Relations Contact:
Hilltop Holdings Inc.
Erik Yohe
200 Crescent Court
Suite 1330
Dallas, TX 75201
(214) 855-2177
ir@hilltop-holdings.com

Hilltop Holdings Inc. Announces Financial Results for First Quarter of 2013

DALLAS — (BUSINESS WIRE) May 6, 2013 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”), the parent company of PlainsCapital Corporation (“PlainsCapital”) and NLASCO, Inc., Hilltop’s insurance subsidiary, announced financial results for the first quarter of 2013.  PlainsCapital, through its operating subsidiaries PlainsCapital Bank, PrimeLending and First Southwest, provides banking, mortgage origination and financial advisory services, respectively.  NLASCO provides property and casualty insurance from two insurance companies.

Hilltop produced $32.4 million of income applicable to common stockholders for the first quarter of 2013, compared to $343 thousand for the first quarter of 2012.  Diluted earnings per share was $0.39, compared to $0.01 for the first quarter of 2012.

First Quarter 2013 Financial Highlights:

•                  Hilltop’s total assets decreased to $7.2 billion at March 31, 2013, compared to $7.3 billion at December 31, 2012;

•                  Total stockholders’ equity increased by $33.3 million from December 31, 2012 to $1.2 billion at March 31, 2013;

•                  Loans Held for Investment, net of Allowance for Loan Losses, increased by 2.6 percent from December 31, 2012 to $3.2 billion, while Loans Held for Sale decreased by 11.4 percent to $1.2 billion at March 31, 2013;

•                  Hilltop is well capitalized with a Tier 1 Leverage Ratio(1) of 13.39% and Total Capital Ratio of 18.58%; and

•                  Hilltop continues to retain over $200 million of freely usable cash.

“As the first full quarter since the acquisition of PlainsCapital, we are pleased to report favorable consolidated earnings and positive contributions from each business segment” said Jeremy Ford, CEO of Hilltop.  “Results for the first quarter illustrate the diversity of our business segments and Hilltop’s strong capital position.”

(1)  Based on the end of period Tier 1 capital divided by total average assets for the quarter ending March 31, 2013 excluding goodwill and intangible assets.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

(dollars, in thousands)

Selected Balance Sheet Information

	March 31,	December 31,
	2013	2012	Change
Loans held for sale	1,242,322	1,401,507	-11.36%
Loans, net	3,231,730	3,148,987	2.63%
Goodwill	251,808	253,770	-0.77%
Other intangible assets, net	75,052	77,738	-3.46%
Total assets	7,216,910	7,286,865	-0.96%
Total deposits	4,758,438	4,700,461	1.23%
Total stockholders’ equity	1,178,585	1,146,550	2.79%

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

(dollars, in thousands, except per share data)

Selected Quarterly Financial Information (Unaudited)

	Year Ended	Year Ended
	December 31, 2013	December 31, 2012
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$74,555	$28,954	$3,379	$3,349	$3,355
Interest expense	7,343	3,786	2,140	2,131	2,139
Net interest income	67,212	25,168	1,239	1,218	1,216
Provision for loan losses	13,005	3,800	—	—	—
Noninterest income	213,327	109,691	39,591	38,063	36,887
Noninterest expense	214,991	115,934	46,792	55,233	37,557
Income (loss) before income taxes	52,543	15,125	(5,962)	(15,952)	546
Income tax provision (benefit)	19,170	5,809	(1,914)	(5,243)	203
Net income (loss)	33,373	9,316	(4,048)	(10,709)	343
Less: Net income attributable to noncontrolling interest	300	494	—	—	—
Net income (loss) attributable to Hilltop Holdings	$33,073	$8,822	$(4,048)	$(10,709)	$343
Dividends on preferred stock	703	259	—	—	—
Income (loss) applicable to Hilltop Holdings common stockholders	$32,370	$8,563	$(4,048)	$(10,709)	$343

Earnings (loss) per common share:
Basic	$0.39	$0.13	$(0.07)	$(0.19)	$0.01
Diluted	$0.39	$0.13	$(0.07)	$(0.19)	$0.01

Note: 2012 results include PlainsCapital Corporation only for the month of December 2012.

About Hilltop Holdings

Hilltop is a Dallas-based financial holding company that endeavors to make acquisitions or effect business combinations. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has three operating subsidiaries: PlainsCapital Bank, PrimeLending, and First Southwest. Through its other wholly owned subsidiary, NLASCO, Inc., it provides property and casualty insurance from two insurance companies.  At March 31, 2013, Hilltop employed approximately 3,975 people and operated approximately 350 locations in 42 states. Hilltop’s common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com and PlainsCapital.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Hilltop’s actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and, except as required by law, Hilltop does not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, the company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the benefits from the PlainsCapital acquisition may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which we operate; (ii) changes in the default rate of loans and risks associated with concentration in real estate-related loans; (iii) changes in the interest rate environment; (iv) cost and availability of capital; (v) participation in governmental programs; (vi) severe catastrophic events in our geographic area, (vii) failure of insurance segment reinsurers to pay obligations under reinsurance contracts; (viii) changes in key management; (ix) the application of purchase accounting, as well as the approval of new, or changes in, accounting policies and principles; (x) the ability to use net operating loss carry forwards to reduce future tax payments; and (xi) the ability to use excess cash in an effective manner. For more information, see the risk factors described in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

Source: Hilltop Holdings Inc.